SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 5, 2004

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-21738	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

339 SOUTH CHERYL LANE, CITY OF INDUSTRY, CALIFORNIA		91789
(Address of Principal Executive Offices)		(Zip Code)

(909) 869-1688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

On April 5, 2004, Global ePoint, Inc., a Nevada corporation (the “Company”), and Next Venture, Inc. d/b/a Sierra Group, a California corporation (“Next Venture”) executed an Asset Purchase Agreement. Pursuant to that agreement the Company purchased substantially all of the assets used in Next Venture’s Perpetual digital division (“Perpetual”), including intellectual property and ongoing supply agreements. In consideration for the assets, the Company will be required to pay up to $400,000 of cash, subject to the seller meeting certain balance sheet targets for the acquired operations, and up to $2,750,000 of the Company’s Common Stock, subject to the acquired operations achieving certain sales targets in the 12-month period following the closing of the acquisition. In addition to the cash and stock, the Company agreed to defer for one year the collection of (and under certain circumstances, waive altogether the right to collect) an account receivable from Next Venture in the amount of approximately $150,000. In no event will the purchase price exceed $3,300,000, including any waiver of account receivables. If the acquired operations meet the sales levels required for receipt of the stock by the seller, the Company would be required to issue the stock approximately one year from the date of the acquisition at the average price of the Company’s stock over the 30 trading days prior to the issuance of the stock.

If the Company is required to issue the stock at the end of this one year period it would do so pursuant to an exemption from the Section 5 registration requirements of the Securities Act of 1933. Under the terms of the Asset Purchase Agreement, the Company has also granted to the seller “piggy-back” registration rights in connection with any shares of Common Stock that it is required to issue.

Perpetual is a systems integrator and supplier of digital video recording systems for commercial and industrial security surveillance.

On April 14, 2004, the Company issued a press release entitled “Global ePoint Acquires Digital Video Recorder Company.” The press release is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit 2.1	Asset Purchase Agreement, dated April 5, 2004, by and among Global ePoint, Inc. and Next Venture, Inc.

Exhibit 99.1	Press Release dated April 14, 2004, entitled “Global ePoint Acquires Digital Video Recorder Company”

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

GLOBAL EPOINT, INC.

Date: April 30, 2004	By:	/s/ Toresa Lou
Toresa Lou
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Page No.
2.1	Asset Purchase Agreement, dated April 5, 2004, by and among Global ePoint, Inc. and Next Venture, Inc.	2.1-1

99.1	Press Release dated April 14, 2004, entitled “Global ePoint Acquires Digital Video Recorder Company”	99.1-1